EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class A common stock of Chime Financial, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  August 14, 2025

Crosslink Capital, Inc.

By:

/s/ Maureen Offer

Name: Maureen Offer

Title: Chief Financial Officer

/s/ Michael J. Stark

Michael J. Stark